UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) September 21, 2020

GP Strategies Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-7234			52-0845774
(Commission File Number)			(IRS Employer Identification No.)

70 Corporate Center
11000 Broken Land Parkway, Suite 200,	Columbia	MD	21044
(Address of Principal Executive Offices)			(Zip Code)

(443) 367-9600
(Registrant’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GPX	NYSE (New York Stock Exchange)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other

 On September 21, 2020, GP Strategies Corporation, a Delaware corporation (“GP Strategies”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with CM Canada Acquisitions, Inc. (“Clinical Mind”), to acquire GP Strategies’ IC Axon business division (the “Acquired Business”).

At closing of the transactions contemplated by the Stock Purchase Agreement (the “Closing”), Clinical Mind will pay GP Strategies approximately $28 million in cash, of which $1.5 million will be placed in escrow for 12 months, subject to an adjustment based on the working capital of the Acquired Business as of Closing. Up to an additional $2 million of consideration may be paid to GP Strategies if the Acquired Business achieves certain revenue objectives for calendar year 2020. The Closing is expected to occur on October 1, 2020. Closing is subject to the satisfaction or waiver of certain customary conditions, including, without limitation, the delivery of certain consents. There can be no assurances that such conditions will be met or waived, or that the Closing will occur as expected. The Acquired Business has trailing twelve months revenue of approximately $12.5 million as of June 30, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GP STRATEGIES CORPORATION

Date: September 22, 2020	/s/ James L. Galante
James L. Galante
Senior Vice President, General Counsel and Secretary